UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2023

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Seneca Street, Suite 507, Buffalo, New York (Address of Principal Executive Office)	14204 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2023, 22nd Century Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors, pursuant to which the Company agreed to sell and issue, in a registered public offering (the “Offering”), (i) an aggregate of 7,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “common stock”), (ii) warrants to purchase 20,000,000 shares of common stock (the “Common Warrants”) and (iii) pre-funded warrants to purchase 2,400,000 shares of common stock (the “Pre-Funded Warrants”). The Common Warrants have an exercise price of $0.525, are immediately exercisable and have a term of exercise equal to five years following the original issuance date. The Pre-Funded Warrants have an exercise price of $0.0001, are immediately exercisable and will be able to be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The Shares were offered at a combined public offering price of $0.525 per Share and two accompanying Common Warrants. The Pre-Funded Warrants were offered at a combined public offering price of $0.5249 per Pre-Funded Warrant and twoaccompanying Common Warrants.

Dawson James Securities, Inc. (the “Placement Agent”) acted as the Company’s exclusive placement agent in the Offering. In connection with the Offering, the Company has agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in the Offering. In addition, the Company has agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the aggregate exercise price received by the Company upon exercise of the Common Warrants issued in connection with the Offering that were solicited by the Placement Agent. The Company has also agreed to reimburse the Placement Agent for its expenses, including the reimbursement of legal fees not to exceed $125,000. In addition, the Company hase agreed to issue the Placement Agent or its designees warrants to purchase up to 1,000,000 shares of common stock (equal to 10% of the aggregate number of Shares and Pre-Funded Warrants sold in this offering) at an exercise price of $0.65625, which represents 125% of the public offering price per share and accompanying Common Warrant (the “Placement Agent Warrants”, and together with Common Warrants and Pre-Funded Warrants, the “Warrants”). The Placement Agent agreed not to exercise the Placement Agent Warrants until the Company subsequently increases its authorized shares of common stock.

The Offering is expected to close on or about October 19, 2023, subject to satisfaction of customary closing conditions. The gross proceeds to the Company from the Offering will be approximately $5.25 million, before deducting the Placement Agent fees and other offering expenses payable by the Company. The Company anticipates using the net proceeds from the Offering for general corporate purposes.

The Shares and the Warrants (and shares issuable upon exercise of the Warrants) were offered and sold pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-270473) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective on March 31, 2023, and the base prospectus included therein. A preliminary prospectus supplement relating to the Offering has been filed with the Commission. The Company intends to file a final prospectus supplement and the accompanying prospectus relating to the Offering with the Commission.

The foregoing summaries of the terms of the Securities Purchase Agreement and the Common Warrants, Pre-Funded Warrants and Placement Agent Warrrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1 and 4.1, 4.2 and 4.3, respectively, and incorporated herein by reference. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or as stated therein and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 7.01 Regulation FD Disclosure.

On October 17, 2023 the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01(d): Financial Statements and Exhibits.

Exhibit 4.1	Form of Common Warrant.
Exhibit 4.2	Form of Pre-Funded Warrant.
Exhibit 4.3	Form of Placement Agent Warrant.
Exhibit 5.1	Opinion of Foley & Lardner LLP.
Exhibit 10.1	Form of Securities Purchase Agreement, dated October 17, 2023, by and between 22nd Century Group, Inc. and each of the Purchasers (as defined therein).
Exhibit 99.1	Press Release dated October 17, 2023
Exhibit 104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Peter Ferola
Date:	October 18, 2023	Peter Ferola
Chief Legal Officer